Exhibit 99.1

Famous Dave’s Reports Results For Fiscal 2014

Adjusted Net Income per share increased by 7.6%

Adjusted EBITDA increased by 1.6%

MINNEAPOLIS, February 19, 2015 – Famous Dave’s of America, Inc. (NASDAQ: DAVE) today reported financial results for the fourth quarter and fiscal year ending December 28, 2014.

Highlights for the fourth quarter of 2014 as compared to the fourth quarter of 2013:

•	Revenue decreased to $34.1 million from $35.7 million, primarily reflecting a comparable sales decrease;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased 4.0%, compared to a decrease of 2.6% for the comparable quarter in the prior year;

•	Franchise royalty revenue of $4.0 million declined slightly from the prior year primarily reflecting a comparable sales decrease of 2.4%;

•	Restaurant level cash flow margins declined by 650 basis points primarily as a result of an increase in operating expenses. These expenses increased as a result of the timing of media spend, strategic one-time investments in the restaurants, and sales deleverage due to a year over year decline in restaurant sales;

•	General and administrative expenses increased by approximately $1.0 million to $3.9 million for the fourth quarter of 2014 and were 11.4% of revenue compared to $2.9 million and 8.0% of revenue for the fourth quarter of 2013. The fourth quarter of 2013 benefited from a $1.4 million recapture of corporate bonus that had been accrued throughout the year;

•	Net loss was $2.5 million, including a $3.9 million impairment charge for six company-owned restaurants. This compared to net income of $1.9 million for the fourth quarter of 2013;

•	Basic net loss per share was $0.35 compared to net income per diluted share of $0.25 in the fourth quarter of 2013;

•	Basic adjusted net loss per share was $0.00 compared to diluted net income per share of $0.25 for the fourth quarter of 2013;

•	Adjusted EBITDA for the fourth quarter of 2014 was $1.7 million compared to $4.6 million for the fourth quarter of 2013;

Highlights for fiscal 2014 as compared to fiscal 2013:

•	Revenue of $149.4 million decreased approximately $6.0 million, reflecting a decrease in restaurant sales and other revenue;

•	Comparable sales for Company-owned restaurants open 24 months or more decreased by 4.9% compared to an increase of 0.2% in 2013;

•	Franchise royalty revenue was $17.2 million, compared to $17.1 million, reflecting the contribution from five franchise-operated new restaurant openings, the full year impact of franchise-operated restaurants opened in fiscal 2013, partially offset by the closures of six lower sales volume restaurants and a comparable sales decrease of 2.5%;

•	Net income was $2.9 million compared to $4.8 million, reflecting the impact of a $4.5 million in impairment charges plus a $430,000 loss on the sale of décor inventory, partially offset by lower G&A expenses;

•	Diluted net income per share was $0.40 compared to $0.62, for 2013;

•	Diluted adjusted net income per share was $0.85 compared to $0.79 for fiscal 2013;

•	Adjusted EBITDA was approximately $15.4 million for fiscal 2014, compared to approximately $15.2 million for fiscal 2013;

Ed Rensi, CEO of Famous Dave’s commented, “The Company’s top line sales performed in line with our expectations for both the fourth quarter and fiscal 2014. We expect to continue to face top line sales headwinds until the middle of the second quarter of 2015. We confidently believe that our decision to eliminate the heavy discounting strategy that was in place for 2013 and early 2014 was, and is, the right one. During the fourth quarter we made important strategic investments and made some tough portfolio rationalization decisions that mask the underlying progress that we are making. We will continue to focus on driving sales without the use of heavy discounting while prudently managing our expenses and actively manage our refranchising strategy. Capital allocation remains front of mind as we look to create meaningful increases in shareholder value. We are confident that the path we are on is the right one.”

Development

Famous Dave’s opened one franchise-operated restaurant in Largo, Maryland during the fourth quarter and closed three company-owned restaurants as well as four franchise-operated restaurants. Famous Dave’s ended the quarter with 189 restaurants, including 50 company-owned restaurants and 139 franchise-operated restaurants, located in 34 states, the Commonwealth of Puerto Rico, and Canada.

Conference Call

The company will host a conference call, February 19, 2015, at 7:30 a.m. Central Time to discuss its fourth quarter financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

About Famous Dave’s

Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 50 locations and franchises 137 additional units in 34 states, the Commonwealth of Puerto Rico, and Canada. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique made-from-scratch desserts.

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

Use of Non-GAAP Financial Measures

To supplement its financial statements, Famous Dave’s of America, Inc. also provides investors with Adjusted net income per share and Adjusted EBITDA which are non-GAAP financial measures. The Company believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. Famous Dave’s management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis and planning purposes.

Adjusted net income per share consists of net income plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment divided by the weighted average number of shares of common stock outstanding during each period presented. Famous Dave’s of America, Inc. believes adjusted net income per share is useful to an investor because it is widely used to measure a company’s operating performance.

EBITDA consists of income from operations plus depreciation and amortization. Adjusted EBITDA consists of EBITDA plus non-cash items, such as, asset impairment and estimated lease termination and other closing costs and net loss on disposal of equipment. Famous Dave’s uses Adjusted EBITDA as a measure of operating performance because it assists the Company in comparing performance on a consistent basis, as it removes from operating results the impact of non-cash events. The Company believes Adjusted EBITDA is useful to an investor in evaluating the company’s operating performance because it is widely used to measure a Company’s operating performance without the impact of items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the impact of non-cash events and the method by which assets were acquired.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements and are subject to inherent limitations. Famous Dave’s of America, Inc. urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release. The tables appearing at the end of this release provide reconciliations of net income to Adjusted net income per share and Adjusted EBITDA.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

DECEMBER 28, 2014 AND DECEMBER 29, 2013

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Revenue:

Restaurant sales, net	$29,808	$31,424	$131,015	$136,930
Franchise royalty revenue	4,002	4,042	17,196	17,104
Franchise fee revenue	50	23	190	282
Licensing and other revenue	220	232	954	1,116

Total revenue	34,080	35,721	149,355	155,432

Costs and expenses:
Food and beverage costs	9,112	9,421	38,666	41,431
Labor and benefits costs	10,210	10,685	42,591	44,335
Operating expenses	9,170	7,908	36,093	34,995
Depreciation and amortization	1,576	1,581	6,081	6,160
General and administrative expenses	3,888	2,862	16,078	18,903
Asset impairment and estimated lease termination and other closing costs	3,875	15	4,517	1,181
Pre-opening expenses	—	277	7	646
Net loss on disposal of property	6	26	430	34

Total costs and expenses	37,837	32,775	144,463	147,685

(Loss) Income from operations	(3,757)	2,946	4,892	7,747

Other expense:
Interest expense	(185)	(226)	(894)	(997)
Interest income	1	1	2	7
Other income (expense), net	(3)	30	(4)	20

Total other expense	(187)	(195)	(896)	(970)

(Loss) Income before income taxes	(3,944)	2,751	3,996	6,777

Income tax benefit (expense)	1,451	(879)	(1,099)	(2,010)

Net (loss) income	$(2,493)	$1,872	$2,897	$4,767

Basic net income per common share	$(0.35)	$0.26	$0.40	$0.65

Diluted net income per common share	$(0.35)	$0.25	$0.40	$0.62

Weighted average common shares outstanding basic	7,151	7,232	7,199	7,367

Weighted average common shares outstanding diluted	7,173	7,485	7,226	7,648

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

OPERATING RESULTS

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013
Food and beverage costs(1)	30.6%	30.0%	29.5%	30.3%
Labor and benefit costs(1)	34.3%	34.0%	32.5%	32.4%
Operating expenses(1)	30.8%	25.2%	27.5%	25.6%

Restaurant level cash flow margins(1)(3)	4.3%	10.8%	10.5%	11.7%

Depreciation & amortization (restaurant level)(1)	4.5%	4.4%	4.1%	4.0%
Asset impairment and estimated lease termination and other closing costs(1)	13.0%	—	3.4%	0.9%
Pre-opening expenses and net loss on disposal of equipment(1)	—	1.0%	0.3%	0.5%
Costs and expenses (restaurant level)(1)	113.2%	94.6%	97.3%	93.7%
Restaurant level margin(1)(4)	(13.2)%	5.4%	2.7%	6.3%

Depreciation & amortization (corporate level)(2)	0.7%	0.7%	0.5%	0.5%
General and administrative(2)	11.4%	8.0%	10.8%	12.2%

Total costs and expenses(2)	111.0%	91.8%	96.7%	95.0%
(Loss) Income from operations(2)	(11.0)%	8.2%	3.3%	5.0%

(1)	As a percentage of restaurant sales, net
(2)	As a percentage of total revenue
(3)	Restaurant level cash flow margins are equal to taking restaurant sales, net less restaurant level food and beverage costs, labor and benefit costs, and operating expenses.
(4)	Restaurant level margin is equal to restaurant cash flow margin less restaurant level depreciation and amortization, asset impairment and estimated lease termination and other closing costs, pre-opening expenses and net loss on disposal of equipment.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 28, 2014	December 29, 2013
ASSETS
Cash and cash equivalents	$2,133	$1,293
Other current assets	9,031	10,764
Property, equipment and leasehold improvements, net	51,906	59,733
Other assets	3,607	3,547

Total assets	$66,677	$75,337

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$14,211	$13,675
Line of credit	5,000	11,400
Other long-term obligations	15,664	17,471
Shareholders’ equity	31,802	32,791

Total liabilities and shareholders’ equity	$66,677	$75,337

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Twelve Months Ended
	December 28, 2014	December 29, 2013
Cash flows provided by operating activities	$12,679	$15,600
Cash flows used for investing activities	(2,790)	(6,813)
Cash flows used for financing activities	(9,049)	(9,568)

Net increase (decrease) in cash and cash equivalents	$840	$(781)

SUPPLEMENTAL SALES INFORMATION

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Restaurant sales (in thousands):
Company-Owned	$29,808	$31,424	$131,015	$136,930
Franchise-Operated	$85,123	$85,462	$369,871	$363,438

Total number of restaurants:
Company-Owned	50	54	50	54
Franchise-Operated	139	140	139	140

Total	189	194	189	194

Total weighted average weekly net sales (AWS):
Company-Owned	$43,262	$45,084	$47,249	$49,514
Franchise-Operated	$47,528	$48,093	$51,059	$52,136

Operating weeks:
Company-Owned	689	697	2,769	2,762
Franchise-Operated	1,791	1,777	7,244	6,971

Weighted comparable net sales by category (24 month):
Dine-in	(2.6)%	(3.8)%	(3.1)%	(1.9)%
To Go	(1.1)%	2.8%	(1.3)%	2.6%
Catering	(0.3)%	(1.6)%	(0.5)%	(0.5)%

Total Company-Owned comparable sales %	(4.0)%	(2.6)%	(4.9)%	0.2%

Franchise-Operated %	(2.4)%	(1.1)%	(2.5)%	(2.9)%

Total number of comparable restaurants:
Company-Owned	50	49	49	48
Franchise-Operated	122	119	117	114

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 28, 2014	December 29, 2013	December 28, 2014	December 29, 2013

Net (loss) income	$(2,493)	$1,872	$2,897	$4,767
Asset impairment and estimated lease termination and other closing costs	3,875	15	4,517	1,181
Net loss on disposal of equipment	6	26	430	34
VP level and above stock-based compensation	—	—	(1,071)	(62)
VP level and above severance	—	—	566	113
Tax adjustment for non-cash adjustments	(1,409)	(13)	(1,222)	—

Adjusted net (loss) income	$(21)	$1,900	$6,117	$6,033

Non-GAAP adjusted income per share:
Basic adjusted net (loss) income per common share	$(0.00)	$0.26	$0.85	$0.82

Diluted adjusted net (loss) income per common share	$(0.00)	$0.25	$0.85	$0.79

Shares used to compute Non-GAAP income per share:
Weighted average common share outstanding - basic	$7,151	$7,232	$7,199	$7,367

Weighted average common share outstanding - diluted	$7,173	$7,485	$7,226	$7,648

(Loss) income from operations	$(3,757)	$2,946	$4,892	$7,747
Depreciation and amortization	1,576	1,581	6,081	6,160

EBITDA	(2,181)	4,527	10,973	13,907

Non-cash items:
Asset impairment and estimated lease termination and other closing costs	3,875	15	4,517	1,181
Net loss on disposal of equipment	6	26	430	34
VP level and above stock-based compensation	—	—	(1,071)	(62)
VP level and above severance	—	—	566	113

Adjusted EBITDA	$1,700	$4,568	$15,415	$15,173

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.